As filed with the Securities and Exchange Commission on November __, 2007
                                                                                                            Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HABERSHAM BANCORP
(Exact name of Registrant as specified in its charter)

Georgia	58-1563165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

282 Historic Highway 441 North, P.O. Box 1980, Cornelia, Georgia 30531
(Address of principal executive offices and zip code)

HABERSHAM BANCORP
SAVINGS INVESTMENT PLAN
(Full Title of the Plan)

Edward D. Ariail
Habersham Bancorp
282 Historic Highway 441 North
P. O. Box 1980
Cornelia, Georgia 30531
(Name and address of agent for service)

(706) 778-1000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $1.00 par value	70,000 shares(1)	$15.155 (2)	$1,060,850 (3)	$33

(1)           Representing shares to be issued by the Registrant under the Habersham Bancorp Savings Investment Plan (the "Plan").  This Registration Statement also covers such indeterminable number of plan interests as may be issued under the Plan and such number of additional shares as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the Plan.
(2)           The average of the high and low prices of the Registrant's Common Stock as reported by the Nasdaq Global Market for October 31, 2007.
(3)           The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to employees of the Registrant as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference (File No. 0-13153):

(1)           The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(2)           The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(3)           The Registrant’s Current Reports on Form 8-K filed on January 31, 2007; May 1, 2007; July 30, 2007; September 20, 2007; and October 23, 2007; and

(4)           The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers.

The Registrant's Bylaws provide that directors and officers of the Registrant will be indemnified by the Registrant against all actual expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant; provided that such director or officer will not be entitled to indemnification if (i) such director or officer is adjudged guilty of or liable for gross negligence in the performance of his or her duties; (ii) such director or officer is adjudged guilty of or liable for willful misconduct or criminal acts in connection with the performance of his or her duties; and (iii) the action or suit giving rise to the director's or officer's liability is settled in a way not meeting the requirements set forth in the Registrant's Bylaws.  The Bylaws also provide that the right of directors and officers to indemnification is not exclusive of any other right now possessed or hereafter acquired under any statute, agreement or otherwise.

The Registrant's Articles of Incorporation provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant or its shareholders for breaches of their fiduciary duty as directors, except for (i) any appropriation, in violation of a director's duties, of any business opportunity of the Registrant; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability arising in connection with a director taking the types of actions described in Section 14-2-640(c), or any successor section thereto, of the Official Code of Georgia Annotated (pertaining to illegal distributions to shareholders); or (iv) any transaction from which a director derives an improper material tangible personal benefit.  The Registrant's Articles of Incorporation further provide that, should the Official Code of Georgia Annotated be amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Official Code of Georgia Annotated, as so amended.  This provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Registrant).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

5	Opinion of Powell Goldstein LLP, with respect to the securities being registered.

23(a)	Consent of counsel (included in Exhibit 5).

23(b)	Consent of Porter Keadle Moore, LLP.

24	Power of Attorney (see signature pages to this Registration Statement).

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cornelia, State of Georgia, on this the 1st day of November, 2007.

HABERSHAM BANCORP

By:	/s/ Edward D. Ariail
Edward D. Ariail
Vice President and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David D. Stovall and Edward D. Ariail as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 1, 2007 by the following persons in the capacities indicated.

/s/ Thomas A. Arrendale, III	Chairman of the Board
Thomas A. Arrendale, III

/s/ David D. Stovall	President, Chief Executive Officer and Director (principal executive officer)
David D. Stovall

/s/ Edward D. Ariail	Vice President, Corporate Secretary and Director
Edward D. Ariail

/s/ Ben F. Cheek, III	Director
Ben F. Cheek, III

/s/ Michael C. Martin	Director
Michael C. Martin

/s/ Michael L. Owen	Director
Michael L. Owen

/s/ James A. Stapleton, Jr.	Director
James A. Stapleton, Jr.

/s/ Calvin R. Wilbanks	Director
Calvin R. Wilbanks

/s/ Annette Banks	Chief Financial Officer (principal accounting officer)
Annette Banks

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Powell Goldstein LLP, with respect to the securities being registered.

23(a)	Consent of counsel (included in Exhibit 5).

23(b)	Consent of Porter Keadle Moore, LLP.

24	Power of Attorney (see signature pages to this Registration Statement).